Exhibit 3.79

State of Georgia OFFICE OF SECRETARY OF STATE I, Ben M.Fortson, Jr., Secretary of State of the State of Georgia, do hereby certify that “INTERSTATE TELEPHONE COMPANY” was on the 27th day of December, 1949, duly incorporated under the laws of the State of Georgia by the Superior Court of Troup County for a period of thirty-five years from said date, in accordance with the certified copy hereto attached, and that a certified copy of the charter of said corporation has been duly filed in the office of the Secretary of State and the fees therefor paid, as provided by law. IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the seal of office, at the Capitol, in the City of Atlanta, this 28th day of December in the year of our Lord One Thousand Nine Hundred and Forty-nine and of the Independence of the United States of America the One Hundred and Seventy-fourth. Ben M.Fortson, Jr, SECRETARY OF STATE, EX-OFFICIO CORPORATION COMMISSIONER OF THE STATE OF GEORGIA.

State of Georgia OFFICE OF SECRETARY OF STATE I, Ben M.Fortson, Jr., Secretary of State of the State of Georgia, do hereby certify that the name “INTERSTATE TELEPHONE COMPANY” Is not the name of any other existing corporation now registered in this office, as prescribed by the law. IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the seal of office, at the Capitol, in the City of Atlanta, this 21st day of December, in the year of our Lord One Thousand Nine Hundred and Forty nine and of the Independence of the United States of America the One Hundred and Seventy-fourth. SECRETARY OF STATE, EX-OFFICIO CORPORATION COMMISSIONER OF THE STATE OF GEORGIA.

STATE OF GEORGIA COUNTY OF TROUP TO THE SUPERIOR COURT OF TROUP COUNTY, GEORGIA, The position of dun D.Lanson, kasch K.Lanson, Mrs.Evts Lanson the post office address of peer of whos is point, georgls, respectfully shares. 1. positioner desire that they be incorporayed under the name of INTERSTATE TELEPHONE COMPANY, for a period of thirty-five (35) years with the right of renevals of the starter thereof. 2. the object of the corporation is peouniary gain. The general nature of business to be translated by the said corporation are to carry on and operate radio, telephone and television services with exchange of, lines and equipment for recieving and transmitting thereover, for the public , and to do all necessary or proper to carry out such businesses to manufacture, buy and sell appliness and suppling, and to engage. In such other businesses called to the foregoing as may be determined by the corporate authorities. primarly, said corporation will own, maintain and operate the telephone exchange and telephone serviecs now being operated in most point, georgin, and its statement territory. 3. The capital stoce of the corporation shall consists of one thousands (1,000) shares of the per value of $100.00 such,

Which amount of capital stock the corporation will begin business with. The right is desired to increase the capital stock to $800,000,00 by appropriate corporate  4. The principal office of the corporation is to be located in the said country of Troup, but the business of the corporation will be carried on in other counties within and without the State of Georgia, through branch offices and places of business, telephone lines, exchanges and other equipment, as may be deemed in the proper in the operation of said business. 5. Petitioners desire that said corporation have all rights And powers granted to corporations under the corporation laws of Georgia, including the right of eminent domain to secure rights, assessments and title be properties for the operation of the said businesses, and for the performance of said services. WHEREFORE, petitioners pray that they be incorporated under the said name, with all rights and powers above stated, together with all these granted to corporation by the corporate laws of the State of Georgia, including the power of eminent domain. Attorney for Petitioners

At December 1949 The foregoing petition of cam D. Lanier, et al., for the incorporation of INTERSTATE TELEPHONE COMPANY, having been read and considered, all of the provisions of the law in such cases having been compiled with, and the corporation applied for in the petition being met and proper, the prayers of the petition are granted and the said Cam D. Lanier, et al., are hereby incorporated under the name of INTERSTATE TELEPHONE COMPANY, with all of the rights and powers prayed for, together with all those granted by the corporation laws of Georgia, including the right of eminent domain. Judge, Superior Court Carets circuit. Filed in effect this         day of                      1949. Clerk, Superior court, Troup Country, Georgia

Control No. 0X05083

STATE OF GEORGIA

Secretary of State

Corporations Division

315 West Tower

#2 Martin Luther Xing, Jr. Dr.

Atlanta, Georgia 30334-1530

CERTIFICATE

OF

AMENDMENT

NAME CHANGE

I, Karen C Handel, the Secretary of State and the Corporations Commissioner of the State of Georgia, hereby certify under the seal of my office that

INTERSTATE TELEPHONE COMPANY

a Domestic Profit Corporation

has filed articles/certificate of amendment in the Office of the Secretary of State on 1011 anus changing its name to

KNOLOGY OF THE VALLEY, INC.

and has paid the required fees as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said articles/ certificate of amendment.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on October 14, 2008

/s/
Karen C. Handel
Secretary of State

Office Of The Secretary Of State

Corporations Division

Articles of Amendment

Of

Article of Incorporation

Article One
The Name Of The Corporation Is:

Interstate Telephone Company

Article Two
The Corporation Hereby Adopts The Following Amendment To Change The Name Of The Corporation.  The New Name Of The Corporation Is:

Knology of the Valley, Inc.

Article Three
The Amendment Was Duly Adopted By The Following Method (choose one box only):

☐            The amendment was adopted by the incorporators prior to the issuance of shares.

☒                                  The amendment was adopted by a sufficient vote of the shareholders.

☐            The amendment was adopted by the board of directors without shareholder action as shareholder action was not required.

Article Four
The Date Of The Adoption Of The Amendment Was:

June 16, 2008

Article Five
The Undersigned Does Hereby Certify That A Notice To Publish The Filing Of Articles Of Amendment To Change The Corporation’s Name Along With The Publications Fee Of $40.00 Has Been Forwarded To The Legal Organ Of The County Of The Registered Office As Required By O.C.G.A.§14-2-1006.1

IN WITNESS WHEREOF, the undersigned has executed these Articles Of Amendment

On
	(Date)	(Signature And Capacity in which signing)

State of Alabama

Chambers County

Before me, Charlotte C. Brooks a Notary Public in and for said County and State, personally appeared Nell Walls-Cowart or Cy Wood, who being by me legally sworn, deposes and says:

I am the Publisher or Publisher-Editor of The Valley Times-News, a newspaper published five days a week, In Lanett, Chambers County, Alabama, the foregoing notice: Interstate Telephone Company Change of Corporate Name

Was published In said newspaper once a week for Two consecutive weeks, beginning with the Issue of June 25, 2008, and appearing In the issues of said newspaper of dates June 25, 2008 and July 2, 2008.

Publisher

Publisher-Editor

Sworn to end subscribed before me this

July 28, 2008

Notary Public